EXHIBIT IV

Consent of Independent Auditors

Board of Directors

European Investment Bank

We consent to the incorporation by reference in the registration statements (Nos. 333-198097 and 333-99603) under Schedule B of the European Investment Bank of our reports dated March 15, 2018, with respect to:

•                  the unconsolidated financial statements of the European Investment Bank, which consist of the balance sheet as at December 31, 2017, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information, prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of December 8, 1986 as amended by Directive 2001/65/EC of September 27, 2001, by Directive 2003/51/EC of June 18, 2003 and by Directive 2006/46/EC of June 14, 2006 (the “Directives”);

•                  the consolidated financial statements of the European Investment Bank, which consist of the consolidated balance sheet as at December 31, 2017, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information, prepared in accordance with the Directives; and

•                  the consolidated financial statements of the European Investment Bank, which consist of the consolidated balance sheet as at December 31, 2017, the consolidated income statement,  consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information, prepared in accordance with International Financial Reporting Standards as adopted by the European Union, which reports appear in Exhibit I of the December 31, 2017 annual report on Form 18-K of the European Investment Bank.

Luxembourg, May 3, 2018

/s/ KPMG LUXEMBOURG, SOCIÉTÉ COOPÉRATIVE